Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com

Contacts:

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

For Immediate Release

NII HOLDINGS ANNOUNCES STRONG PERFORMANCE FOR THE SECOND QUARTER OF 2003

•	Subscriber additions of 42,300; 1.33 million total subscribers

•	Consolidated second quarter revenues of $226 million

•	Operating income before depreciation and amortization of $63 million

•	Consolidated net income of $42 million or $2.04 per basic share

•	Quarter end cash balance of $314 million

•	Raising full year 2003 guidance by 20% for both operating income before depreciation and amortization and net subscriber additions

RESTON, Va. – July 30, 2003 – NII Holdings, Inc. [NASDAQ: NIHD] today announced its consolidated financial results for the second quarter of 2003, including consolidated net income of $42 million, or $2.04 per basic share, compared to a net loss of $237 million in the second quarter of 2002. Consolidated operating revenues were $226 million, a 19% increase over the same period last year. The Company also reported consolidated operating income before depreciation and amortization of $63 million during the second quarter, a 128% increase from the second quarter of 2002, and consolidated operating income of $43 million, a $36 million increase from the second quarter of 2002. As of June 30, 2003, NII Holdings reported approximately 1.33 million subscribers and consolidated unrestricted and restricted cash balances of $314 million.

“Solid execution of our profitable growth strategy has yielded strong results for the quarter,” said Steve Shindler, NII Holdings’ Chairman and CEO. “We added high quality subscribers to our network and posted record operating income before depreciation and amortization of $63 million. Because of our strong results and positive trends for the first half of the year, we are raising our guidance for 2003.”

NII Holdings’ average monthly revenue per subscriber (ARPU) was approximately $53 for the second quarter, up from $50 in the first quarter. The Company also announced its sixth consecutive quarter of churn reduction, reporting average consolidated churn of 2.5% in the second quarter down from 2.6% in the first quarter of 2003.

Nextel Mexico, NII’s largest subsidiary, reported $56 million in second quarter 2003 operating income before depreciation and amortization and $39 million of operating income. These amounts represent significant improvements over second quarter 2002 operating income before depreciation and amortization of $29 million and operating income of $15 million. In addition, Nextel Mexico reported about 27,900 net subscriber additions during the second quarter of 2003, increasing its total subscriber base to about 580,700 units as of June 30, 2003. Each of NII’s operating companies in Brazil, Argentina and Peru also reported positive operating income before depreciation and amortization and operating income during the second quarter of 2003.

During the second quarter of 2003, the Company closed on several communication tower sale-leasebacks in Mexico and Brazil under its previously announced agreement with American Tower Corporation raising $17 million in local currency-based proceeds. Under U.S. GAAP, the sale-leaseback transactions are accounted for as financing transactions. As a result, these transactions are classified as long-term debt on the Company’s balance sheet. The Company’s total long-term debt as of June 30, 2003 was $513 million, including $69 million in tower financing obligations. Together with its $314 million reported quarter end cash balance, the company’s net debt continues to be below $200 million.

“During the second quarter, NII improved on its liquidity position as a result of additional tower sale-leaseback financing transactions, as well as solid operating cash flow, made substantial progress in building out its network in Baja California and delivered healthy performance in its operating markets, including marked reductions in customer churn in Brazil. NII was able to continue improving its consolidated operating income before depreciation and amortization margin from 14% in the second quarter of 2002 to 28% in the second quarter of 2003. In addition, all of our operating companies were profitable in the first half of 2003,” said Byron Siliezar, NII’s Vice President and Chief Financial Officer.

Consolidated capital expenditures, including capitalized interest, were $53 million during the second quarter of 2003.

Because of the positive trends in the business through the first half of the year, NII Holdings is raising its guidance for 2003. The revised guidance is predicated on reasonably stable foreign exchange rates, subscriber growth assumptions, and the timely launch of our Baja California network. This guidance is forward looking and is based upon management’s current beliefs, as well as a number of assumptions concerning future events, and as such, should be taken in the context of the risks and uncertainties outlined in the SEC filings of NII Holdings, Inc., including NII’s annual report on Form 10-K for the year ended December 31, 2002 and it’s subsequent Form 10-Q for the three months ended March 31, 2003.

2003 Guidance (revised to reflect positive trends through the first half of the year)

•	Net subscriber additions of 180,000 — up 20% from 150,000
•	Revenue of $900 million — up from $850 million
•	Operating income before depreciation and amortization of $240 million — up 20% from $200 million
•	Cash Capex of $215 million — up from $200 million

In addition to the results prepared in accordance with accounting principles generally accepted in the United States (GAAP) provided throughout this press release, NII has presented consolidated operating income before depreciation and amortization and ARPU, which are non-GAAP financial measures and should be considered in addition to, but not as substitutes for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial table. To view these and other reconciliations of non-GAAP financial measures that the company uses and information about how to access the conference call discussing NII’s second quarter results, visit the investor relations link at <http://www.nii.com>.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. NII Holdings, Inc. trades on the NASDAQ market under the symbol NIHD. Visit the Company’s website at <http://www.nii.com>.

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2003 AND 2002
(in millions, except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating revenues
Service and other revenues	$409	$369	$215	$182
Digital handset and accessory revenues	20	16	11	8

	429	385	226	190

Operating expenses
Cost of service (exclusive of depreciation shown separately below)	100	103	54	52
Cost of digital handset and accessory sales	59	52	31	25
Selling, general and administrative	150	167	78	76
Impairment, restructuring and other charges	—	15	—	10
Depreciation	19	32	10	17
Amortization	19	6	10	3

	347	375	183	183

Operating income	82	10	43	7

Other income (expense)
Interest expense	(31)	(137)	(17)	(57)
Interest income	5	2	3	—
Reorganization items, net	—	(125)	—	(125)
Foreign currency transaction gains (losses), net	15	(140)	26	(66)
Other expense, net	(7)	(4)	(5)	(2)

	(18)	(404)	7	(250)

Income (loss) from continuing operations before income tax provision	64	(394)	50	(243)
Income tax provision	(13)	(9)	(8)	(3)

Net income (loss) from continuing operations	51	(403)	42	(246)
Discontinued operations
Income from operations of Nextel Philippines	—	11	—	9
Income tax provision	—	—	—	—

Income from discontinued operations	—	11	—	9

Net income (loss)	$51	$(392)	$42	$(237)

Net income (loss) from continuing operations per common share, basic	$2.52	$(1.49)	$2.04	$(0.91)
Net income from discontinued operations per common share, basic	—	0.04	—	0.03

Net income (loss) per common share, basic	$2.52	$(1.45)	$2.04	$(0.88)

Net income (loss) from continuing operations per common share, diluted	$2.39	$(1.49)	$1.94	$(0.91)
Net income from discontinued operations per common share, diluted	—	0.04	—	0.03

Net income (loss) per common share, diluted	$2.39	$(1.45)	$1.94	$(0.88)

Weighted average number of common shares outstanding, basic	20	270	20	270

Weighted average number of common shares outstanding, diluted	21	270	21	270

(1)  As a result of the application of fresh-start accounting rules under SOP 90-7 in 2002 and other events related to the Company’s reorganization, the Successor Company’s financial statements for the six and three months ended June 30, 2003 are not fully comparable to the Predecessor Company’s financial statements for the six and three months ended June 30, 2002.

Non-GAAP Reconciliations
For the Six and Three Months Ended June 30, 2003 and 2002

Operating Income Before Depreciation and Amortization

Operating income before depreciation and amortization is not a measurement under accounting principles generally accepted in the United States and may not be similar to measures of other companies. We believe that operating income before depreciation and amortization provides useful information because it is an indicator of operating performance, especially in a capital intensive industry, such as ours, since it excludes items that are not directly attributable to ongoing business operations. Operating income before depreciation and amortization can be reconciled to our consolidated statements of operations as follows (dollars in millions):

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating income	$82	$10	$43	$7
Depreciation	19	32	10	17
Amortization	19	6	10	3

Operating income before depreciation and amortization	$120	$48	$63	$27

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating income before depreciation and amortization margin	28%	12%	28%	14%

Operating margin	19%	3%	19%	4%

	Original	Revised
	Guidance	Guidance

	Estimate	Estimate
	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2003	2003

Operating income	$105 or higher	$150 or higher
Depreciation and amortization	95 or lower	90 or lower

Operating income before depreciation and amortization	$200 or higher	$240 or higher

Average Monthly Revenue Per Subscriber (ARPU)

Average monthly revenue per subscriber, or ARPU, is an industry term that measures service revenues per month from our customers divided by the weighted average number of handsets in commercial service during that month. ARPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to ARPU measures of other companies. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues for such services as roaming, service and repair, cancellation fees, analog and other. ARPU can be calculated and reconciled to our consolidated statements of operations as follows (dollars in millions, except ARPU):

	For the	For the
	Three Months Ended	Three Months Ended
	June 30,	March 31,
	2003	2003

Digital service and other revenues	$215	$194
Less: analog revenues	(2)	(2)
Less: other revenues	(6)	(6)

Total subscriber revenues	$207	$186

ARPU calculated with subscriber revenues	$53	$50

ARPU calculated with digital service and other revenues	$56	$52

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